Exhibit 99.1

Investor Contact:	Media Contact:

Sridhar Ganesan	Shefali Srivastava
Chief Financial Officer	Corporate Affairs
Worldspace, Inc.	Worldspace, Inc.
+1 301 960 2300	+1 301 960 1251
sganesan@worldspace.com	ssrivastava@worldspace.com

COURT APPROVES WORLDSPACE, INC. ASSET SALE

Silver Spring, Md., March 20, 2009 – WorldSpace, Inc. (“WRSPQ.PK”) announced that the United States Bankruptcy Court in Delaware yesterday approved the sale of substantially all of the assets related to the satellite radio business of it and its U.S. subsidiaries, WorldSpace Systems Corporation and AfriSpace, Inc. to Yenura Pte. Ltd. (“Yenura”).

Yenura is purchasing the assets pursuant to an asset purchase agreement for a total purchase price of $28 million cash, the assumption of certain liabilities, and the subordination and release of certain claims. The parties expect the sale to close following the issuance of necessary regulatory approvals.

Yenura is a company controlled by WorldSpace founder, Chairman and Chief Executive Officer Noah A. Samara.

About 1worldspace™

Based in the Washington, DC metropolitan area, 1worldspace™ is the world’s only global media and entertainment company. 1worldspace™ award-winning programming provides subscribers with a combination of news, sports, music, talk and entertainment, as well as brand-name content and educational programming.

1worldspace™ satellites cover two-thirds of the earth and enable the Company to offer a wide range of innovative services for enterprises and governments globally, including distance learning, alert delivery, data delivery, and disaster readiness and response systems. 1worldspace™ is a pioneer of satellite-based digital radio services. For more information, visit www.1worldspace.com

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

# # #